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                                                                  EXHIBIT 10(v)



                             RESPONSE ONCOLOGY, INC.

                 EMPLOYMENT AGREEMENT FOR CHIEF MEDICAL OFFICER

         THIS AGREEMENT (the "AGREEMENT") is made as of the 18Th day of September 2000 (hereinafter "EFFECTIVE DATE") by and between Response Oncology, Inc. ("ROI"), and Nelson Braslow ("EXECUTIVE").

                                    RECITALS

         WHEREAS, ROI desires to employ Executive as the Chief Medical Officer of ROI; and,

         WHEREAS, Executive desires to be employed by ROI pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, the parties agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, ROI hereby employs Executive and Executive hereby accepts employment from ROI as Chief Medical Officer, commencing on the Effective Date for the term specified in Section 6.1 hereof.

         2. DUTIES. Executive shall devote his best efforts and his full business and professional time, energy and skill to the service of ROI and promotion of its interests in his capacity as Chief Medical Officer. Executive will carry out duties commensurate with and required by such position, and will assume senior operating authority and responsibility for ROI, subject to and in accordance with directions, instructions, and requests from the Chief Executive Officer and the Board of Directors. Executive agrees not to engage in any other related business, nor to engage in the practice of his profession to any extent whatsoever, except pursuant to this Agreement, without the express prior written consent of ROI.

         3. COMPENSATION AND BENEFITS.

            3.1 BASE COMPENSATION. ROI shall pay Executive a base salary ("BASE SALARY") of two hundred and twenty-five thousand dollars ($225,000) per year, subject to applicable withholdings. Base Salary shall be payable according to the customary payroll practices of ROI but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to an adjustment according to the policies and practices adopted by the Board of Directors from time to time.

            3.2 ANNUAL INCENTIVE BONUS. ROI will pay Executive an annual incentive bonus ("INCENTIVE BONUS"), if any, have up to forty percent (40%) of Executive's Base Salary at the end of each year. The Incentive Bonus will be based, in the sole and absolute discretion of the Board of Directors, on the Board's evaluation of Executive's performance and on performance targets established annually by the Board.

            3.3 ADDITIONAL BENEFITS. Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employee is eligible under any existing or future plan or program established by ROI for salaried employees, including, without limitation, all plans developed for executive officers of ROI, to the extent permissible under the terms and provisions of such plans or programs. These plans or programs may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, and savings plans. Executive specifically acknowledges and agrees to adhere to the Company executive paid-time-off plan as described in exhibit A attached hereto. Executive will also be entitled to additional payments for (a) continuing medical education;
(b) professional licensure; and (c) professional dues and subscriptions as fully described on exhibit B. Nothing in this Agreement will preclude ROI from amending or terminating any of the plans or programs applicable to salaried employees or executive officers.

            3.4 BUSINESS EXPENSES. ROI will reimburse Executive for all reasonable travel and other




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expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement upon Executive's submitting proper documentation in accordance with ROI's policies for expense reimbursement.

            3.5 WITHHOLDING. ROI may directly or indirectly withhold from any payments under this Agreement all federal, state, city, or other taxes that shall be required pursuant to any law or governmental regulation.

            3.6 RELOCATION. ROI shall reimburse Executive for qualified moving expenses. Such moving expenses include (1) the transportation of household goods and personal effects and (2) travel (including lodging and automobile costs, but not meals) to the new residence. The Executive will be subject to the Company's policy regarding relocation which requires that three bids be submitted from nationally recognized relocation companies, one of which shall be from North American Van Lines, the Company's preferred mover. In the event that the Executive elects not to use North American Van Lines, the Company will only reimburse Executive the average of the two lowest bids. A relocation bonus ("RELOCATION BONUS") will be paid to Executive in two installments as follows:
(1) Upon Executive's commencement of employment and establishment of residency, an amount equal to the difference between twenty-three thousand dollars ($23,000) and the actual moving expenses reimbursed to Executive will be due and payable. In the event that the sum of the qualified moving expenses exceed $8,500.00 then such excess shall be added to the $23,000.000 to arrive at a new amount.; and (2) On April 1, 2001, provided that Executive is actively employed by ROI and in good standing, an additional bonus of Thirty-nine thousand seven hundred dollars ($39,700.00) will be paid to Executive. Additionally, if Executive makes an offer to purchase a home in the Memphis area, ROI will make a loan available to Executive before closing on that home for the lesser of twenty percent (20%) of the purchase price or fifty thousand dollars ($50,000). Annual interest on the loan shall be fixed at the thirty (30) year Treasury bill interest rate, as published in the Wall Street Journal on the date the loan is funded plus one percentage point. Executive shall pay installments of interest monthly, on or before the first day of each month, beginning with the first month after ROI funding of the loan. Interest shall accrue from the Issue Date on the principal amount. Executive shall pay the principal amount to ROI at the earlier of closing upon the sale of Executive's home in Pennsylvania or 12 months from the funding of the loan. In the event that this Agreement is terminated for any reason other than material breach by Executive, Executive agrees to pay ROI all principal, together with interest due, upon the earlier of: the closing on the sale of the home or twelve (12) months from the effective date of termination. If the Executive is terminated for material breach by the Executive or for cause by ROI, Executive agrees to pay ROI all principal, together with interest due, within 30 days of the termination. Executive also agrees to execute and record a second deed of trust in ROI's name as security for the loan within thirty (30) days after Executive receives the loan amount from ROI. Executive will also execute an appropriate note in favor of ROI to evidence his loan payment obligation.

            3.7 STOCK OPTIONS. Executive shall be granted stock options for one hundred thousand (100,000) shares of ROI's common stock vesting over a period of three (3) years. Thirty-three thousand three hundred and thirty-three (33,333) shares shall vest at the end of each twelve (12) months of employment, with the total being fully vested after three (3) years of employment. The exercise price for each share subject to the options shall be equal to the closing price of ROI shares on September 5, 2000. In the event of a merger, liquidation or Change in Control (as that term is defined in Section 6.2.3), the portion of the 100,000 shares, which has not vested prior to the effective date of the merger, liquidation or Change of Control, shall vest as of that effective date. In the event the Board of Directors makes additional stock options available to management personnel, Executive will be eligible for such options provided, however, that Executive's performance is then satisfactory as determined by the Board of Directors or their designee in their or his sole discretion. Notwithstanding anything to the contrary in this Agreement, Executive will forfeit the right to exercise and shall return and deliver to ROI all vested but unexercised stock options if Executive, whether during his employment or at any time afterward, breaches any fiduciary duty owed to ROI or engages in any non-negligent conduct for which Executive may be immediately terminated pursuant to Section 6.2.2 of this Agreement.

         4. DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE.

            4.1 PAYMENT IN EVENT OF DEATH. In the event of the death of Executive during the term of this Agreement, ROI's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Incentive Bonus, which will be paid on a pro-rated basis for that year.



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Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Agreement, other than "key man" life insurance benefits.

            4.2 DISABILITY COMPENSATION. Notwithstanding the disability of Executive, ROI will continue to pay Executive pursuant to Section 3 hereof during the term of this Agreement, unless the Executive's employment is earlier terminated in accordance with this Agreement. In the event the disability continues for a period of three (3) months, ROI may thereafter terminate this Agreement and the Executive's employment. Following such termination, ROI will pay Executive amounts equal to his regular installments of Base Salary, as of the time of termination, for a period of the greater of (a) the remaining term of this Agreement or (b) twelve (12) months from the date of such termination. ROI will consider making reasonable accommodations to Executive's disability in accordance with applicable laws where required.

            4.3 RESPONSIBILITIES IN THE EVENT OF DISABILITY. During the period Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, Executive will furnish information and assistance to ROI and from time to time will make himself available to ROI to undertake assignments consistent with his position or prior position with ROI. If ROI fails to make a payment or provide a benefit required as part of this Agreement, Executive's obligation to provide information and assistance will end.

            4.4 DEFINITION OF DISABILITY. For purposes of this Agreement, the term "disability" will have the same meaning as is attributed to such term, or any substantially similar term, in ROI's long term income disability plan as in effect from time to time.

            4.5 KEY MAN LIFE INSURANCE. Upon request by ROI, Executive agrees to cooperate with ROI in obtaining "key man" life insurance on the life of Executive with death benefits payable to ROI. Such cooperation shall include the submission by Executive to a medical examination and his response to inquiries regarding his medical history.

         5. CONFIDENTIALITY; CORPORATE OPPORTUNITIES.

            5.1 CONFIDENTIAL INFORMATION DEFINED. The term "CONFIDENTIAL INFORMATION" means any proprietary or non-public knowledge, idea or information, in any form (whether tangible or intangible, oral, written, electronic or otherwise), pertaining in any manner to the business or operations of ROI or its clients or customers, including but not limited to records, files, software, know-how, technical information, processes, plans, data, activities, research, development(s), technology, trade secrets, proprietary information, methods, specifications, notes, summaries, studies, analysis, instructions, designs, graphs, drawings, services, products, inventions, computer files, data, research, patient lists or records, forms, documents, business plans, budgets, schedules, projections, cost analyses, markets or marketing information, banking or credit relationships, payroll and other financial or business information. Confidential Information does not include any information, knowledge, or idea which (i) is generally known in ROI's or any relevant trade or industry; (ii) is part of Executive's general knowledge prior to his employment by ROI; (iii) is disclosed to Executive by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from ROI; or (iv) is required by law to be publicly disclosed or is publicly disclosed pursuant to judicial or administrative proceedings.

            5.2 PROTECTION OF CONFIDENTIAL INFORMATION. During the term of this Agreement, Executive covenants and agrees that he will hold all Confidential Information in strictest confidence and will not directly or indirectly disclose, or permit to be disclosed, any Confidential Information to any person, firm, corporation, or other business organization or use any Confidential Information except as required by Executive's responsibilities or in the course of carrying out Executive's duties pursuant to this Agreement. Additionally, for five (5) years following termination of this Agreement, Executive covenants and agrees that he will not directly or indirectly disclose, or permit to be disclosed, any Confidential Information to any person, firm, corporation, or other business organization or use any Confidential Information for any purpose except as permitted in writing by ROI.

            5.3 OWNERSHIP OF CONFIDENTIAL INFORMATION. Executive recognizes and agrees that all Confidential Information and all other notes, records, files, patient lists, forms and other documents and the like relating to ROI's business, and all computer files, programs and information which Executive prepares, uses, has,



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obtains, or otherwise comes into contact with during the term of this Agreement will be and remain ROI's sole property, and shall not be removed from ROI's offices except as required in the course of Executive's work, and shall be returned and delivered to ROI upon termination of this Agreement or earlier if requested by ROI. After termination of this Agreement or at any other time requested by ROI, Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any items which embody, reflect, contain or evidence Confidential Information. Executive acknowledges that any use or disclosure of Confidential Information outside the scope of his employment would cause irreparable and continuing injury to ROI for which no award of monetary damages would be adequate, and that injunctive relief for ROI would be appropriate, in addition to any other rights ROI may have, to restrain and bar any such use or disclosure or threatened use or disclosure. Executive hereby waives any requirement that ROI submit proof of the economic value of any trade secret or post a bond or other security.

            5.4 CORPORATE OPPORTUNITIES. If Executive becomes aware of any possible or existing idea, enterprise, transaction, venture or opportunity which is or may be related in any way to the past, present or prospective business of ROI or which may be within the scope of any reasonable expansion of ROI's business(es) ("CORPORATE OPPORTUNITY"), Executive covenants and agrees that he shall promptly and fully present the Corporate Opportunity to ROI. Executive acknowledges and agrees that ROI shall determine, in its sole discretion, whether to pursue any such Corporate Opportunity and that Executive shall not pursue for his own benefit or disclose to any third party any Corporate Opportunity without prior written consent from ROI. If Executive pursues any Corporate Opportunity without written approval from ROI, ROI shall have the right to terminate this Agreement pursuant to Section 6.2.2(b).

             5.5 FORMER EMPLOYER INFORMATION. Executive agrees that he will not, during employment with ROI, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Executive will not bring onto the premises of ROI any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

             5.6 REMEDIES. Nothing in this Section 5 is intended to limit, nor shall it limit, any remedy of ROI otherwise available under applicable statutory or other law.

         6. TERM AND TERMINATION.

            6.1 TERM. This Agreement shall commence on the Effective Date and remain in effect for an initial period of two (2) years unless terminated earlier by either party. Thereafter, this Agreement shall automatically renew for successive one (1) year terms, unless either party provides notice of its intent not to renew at least ninety (90) calendar days prior to the end of the initial or any renewal term.

             6.2 TERMINATION.

                 6.2.1 TERMINATION FOR MATERIAL BREACH. Either party may terminate this Agreement if a material breach by the other party of any term or condition of this Agreement remains uncured for ten business (10) days after the breaching party's receipt of written notice of such breach from the non-breaching party. A material breach by Executive shall include any refusal to comply with the directions of the Board of Directors or Chief Executive Officer or with ROI's policies and procedures.

                 6.2.2 IMMEDIATE TERMINATION FOR CAUSE. ROI shall have the absolute right at any time, upon written notice to Executive, to terminate Executive immediately for cause upon the happening of any one or more of the following events whether or not any such event also constitutes a material breach of any provision of this Agreement:

                       (A) Executive's bad faith or gross negligence in the performance of his duties hereunder; Executive's repeated neglect or non-performance of his duties hereunder; Executive's intentional nonperformance of such duties; Executive's intentional malfeasance or willfully poor performance of his duties; any intentional act or omission that the Executive knew or should have known would injure the reputation of ROI; any willful or intentional act, beyond the scope of Executive's duties hereunder, which materially and negatively affects




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ROI's financial condition; or willful misconduct pertaining to any aspect of
Executive's employment with ROI;

                      (B) Executive's breach of trust or of fiduciary duty (including but not limited to improper disclosure or use of Confidential Information or a Corporate Opportunity), as reasonably determined by the President and/or Board of Directors of ROI;

                      (C) Executive's fraud, misappropriation, embezzlement or other act of dishonesty (including any misrepresentation made by Executive to ROI during employment or discovery of one made to ROI prior to employment), or conviction of or entering a plea of nolo contendere to any felony or any misdemeanor involving dishonesty, fraud, substance abuse or distribution of controlled substances.

                6.2.3 TERMINATION IN THE EVENT OF CHANGE IN CONTROL. In the event this Agreement is terminated by ROI within one (1) year following a Change in Control (as that phrase is defined below) ROI will pay to Executive an amount equal to the then-current Base Salary plus an amount equal to the prior year's Incentive Bonus. Notwithstanding the foregoing, if Executive has not received the Incentive Bonus because Executive has not been employed for at least one (1) year, then Executive shall receive payment equal to the then-current Base Salary plus the Incentive Bonus prorated based on the number of months employed. In either event, such payment shall be divided into 12 equal monthly installments with the first payment being made within 60 calendar days of the termination.

                A "CHANGE IN CONTROL" shall occur if an event or series of events occurs after the effective date of this Agreement which would constitute either a change in ownership of ROI, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated there under ("SECTION 280G"), or a change in the ownership of a substantial portion of ROI's assets, within the meaning of Section 280G (but for purposes of this definition, the fair market value threshold for determining "a substantial portion of ROI's assets" shall be "greater than fifty percent").

                6.2.4 TERMINATION WITHOUT CAUSE. Both ROI and Executive may terminate this agreement without cause and in the absence of material breach on one hundred twenty (120) days' written notice to the other party. In the event that ROI terminates Executive without cause and in the absence of material breach, then ROI shall pay Executive the lesser of one (1) year's base salary plus the annualized amount of the prior year's bonus, if any, or a prorated amount of the Executive's base pay and bonus based upon the time remaining in the Executive's agreement. In the event that the Company provides executive with notice regarding non-renewal of the employment agreement it is mutually agreed and understood that during the last three months of employment the Executive will devote significant time and effort to job placement.

                6.2.5 TERMINATION FOR MATERIAL BREACH OR WITH CAUSE; VOLUNTARY TERMINATION. If the Executive is terminated for material breach or with cause pursuant to Sections 6.2.1 or 6.2.2, or Executive terminates this Agreement in the absence of a material breach by ROI (regardless of whether there has been a Change in Control), ROI will not be obligated to pay Executive any compensation or Incentive Bonus following the effective date of termination but will pay Executive earned but unpaid Base Salary through the effective date of termination. In the event of non-renewal, ROI will pay Executive all compensation earned and any Incentive Bonus determined through the end of the contract term. Any amounts due to Executive under 6.2.4 or 6.2.5 will be paid within thirty calendar (30) days of the effective date of termination, unless otherwise required by law. The exercisability of stock options granted to Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

         7. DISPUTE RESOLUTION.

            7.1 ARBITRATION PROCEDURE. Any controversy, claim, or dispute arising out of or relating to this Agreement (including but not limited to the interpretation, construction, or enforcement of any of the terms of this Agreement or the breach of any provision of it) shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Dispute Resolution Procedures, modified to the extent, if any, that the arbitration rules are inconsistent with the terms of this Section 7. All such arbitration proceedings shall take place in and be conducted in Memphis, Tennessee, and shall be conducted by one arbitrator selected in




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accordance with the arbitration rules. The arbitrator shall issue a written opinion setting forth the arbitrator's findings of fact and conclusions of law. The arbitrator shall have no authority to award punitive or other damages beyond the prevailing parties' actual damages and shall not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The parties agree that the decision of the arbitrator shall be final, binding, and conclusive. The parties agree that the arbitration award may be enforced in any court having jurisdiction thereof by the filing of a petition to enforce said award. All expenses (e.g., the filing fees and arbitrators' fees) of the arbitration shall be shared equally by the parties. Each party, however, shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proof.

            7.2 EQUITABLE REMEDIES AVAILABLE. Notwithstanding any provision in
Section 7.1 and in addition to the rights and procedures available to the parties pursuant to Section 7.1, either party may at any time seek injunctive relief, whether temporary, preliminary, or permanent, and/or an order or judgment for specific performance from any state or federal court properly having jurisdiction over the matters then in dispute and located in Memphis, Tennessee. Executive and ROI each consent to personal jurisdiction and venue of a court of competent jurisdiction sitting in Memphis, Tennessee for purposes of any action or proceeding contemplated by this Section 7. The parties agree that a final order or judgment in any such action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the order or judgment or in any other manner provided by applicable law related to the enforcement of judgments.

         8. COVENANT NOT TO COMPETE OR SOLICIT.

            8.1 DURING THE TERM OF EMPLOYMENT. As an inducement to ROI to enter into this Agreement and in consideration of the amounts payable to Executive hereunder, Executive covenants and agrees not to Compete with ROI (as defined in Section 8.3) at any time while he is employed by ROI or receiving any payments from ROI.

            8.2 VOLUNTARY TERMINATION; TERMINATION WITH OR WITHOUT CAUSE. As a further inducement to ROI to enter into this Agreement and in consideration of the amounts payable to Executive hereunder, Executive covenants and agrees that, in the event of a voluntary termination of this Agreement by Executive for any reason other than for material breach by ROI subject to the exception below, or in the event of termination by ROI with cause or for material breach (all regardless of a Change in Control), he will not Compete with ROI for a period of one (1) year from the date of such termination; provided, however, that if a voluntary termination by Executive follows a notice by ROI under Section 6.1 that the term of this Agreement will not be automatically extended or if ROI terminates this Agreement without cause and in the absence of a material breach by Executive, there will be no restriction on Executive's right to Compete with ROI after the effective date of termination. The one-year period of non-competition set forth in this Section 8.2 shall be extended by the duration of any violation by Executive of this covenant. Executive also covenants that he will not at any time during or after his employment by ROI disparage ROI or any of its shareholders, directors, officers, employees or agents.

            8.3 DEFINITION OF "COMPETE WITH ROI". For the purposes of this
Section 8, the term "Compete with ROI" means any action(s) by Executive, direct or indirect, for his own account or for the account of any other person or entity, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest in (including but not limited to lending of Executive's name), or employment, association or affiliation with, any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise (including self-employment) that (a) provides outpatient cancer services or services otherwise competitive with or to any of those provided by ROI or any affiliate or planned on Executive's date of termination to be provided by ROI or any affiliate (including but not limited to oncology-related services or management services to any oncology or hematology practice) within a twenty-five
(25) mile radius of any location where ROI or any subsidiary or affiliate of ROI performs oncology-related, management or other services at the effective date of a termination of Executive's employment and which location generated either net revenue or pre-tax profit equal to or greater than ten (10) percent of the net revenues or ten (10) percent of ROI's total EBITDA in the year prior to termination, (b) solicits from any supplier or customer of ROI or diverts or attempts to divert from ROI (or any affiliate) any



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business of any kind in which ROI or its affiliate is engaged or is similar to that in which ROI or its affiliate is engaged or plans on the date of Executive's termination to be engaged (including but not limited to the solicitation of or interference with any of ROI's suppliers or customers), or
(c) employs or solicits for employment or work as an independent contractor or otherwise any person employed by ROI during that person's employment by ROI and for one year thereafter; provided, however, that the term "Compete with ROI" shall not include ownership (without any more extensive relationship) of less than a five percent (5%) interest in any publicly-held corporation or other business entity. Executive acknowledges that U.S. Oncology, Salick Health Care, Inc., Accredo Health, Inc., Priority Healthcare, Inc., and Caremark RX are among the entities which provide "outpatient cancer services" and/or services otherwise competitive with or to any of those contemplated or provided by ROI as of the date of execution of this Agreement.

            8.4 REASONABLENESS OF SCOPE AND DURATION; REMEDIES. Executive acknowledges that the covenants contained herein are fair and reasonable as to geographic, professional and temporal scope and are reasonably required to protect the interests of ROI. Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 8 would cause irreparable harm to ROI not compensable in monetary damages and that ROI shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section 8 without being required to prove damages or furnish any bond or other security.

            8.5 SEVERABILITY. The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any covenant in this Section 8 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to geographic, professional and temporal scope, and such lesser geographic, professional or temporal scope, or all of them, as a court or arbitrator of competent jurisdiction or authority may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

            8.6 NOTICE OF OTHER EMPLOYMENT. Executive will, while any covenant under this Section 8 is in effect, give written notice to ROI within ten calendar (10) days after accepting any other employment of the identity of that employer. ROI may notify such employer that Executive is bound by this Agreement and furnish such employer with a copy of this Agreement or relevant portions of it.

         9. INDEMNIFICATION OF EXECUTIVE. ROI shall maintain directors' and officers' liability insurance and shall maintain any other insurance policies necessary to indemnify Executive, if Executive was or is a party to any third party proceeding, by reason of the fact that Executive was or is an authorized representative of ROI, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such third party proceeding so long as Executive acted in good faith and in a manner he reasonably believed to be in the best interest of ROI and, with respect to criminal third party proceedings, had no reasonable cause to believe such conduct was unlawful. To the extent that Executive has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, Executive shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

        10. MISCELLANEOUS.

            10.1 ASSIGNMENT. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of or transfer, whether voluntarily or involuntarily, any rights or obligations under this Agreement. Any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent: the consolidation of ROI with, or its merger into, any other corporation; the sale or exchange by ROI of all or any of its stock to or with a third party; the sale by ROI of all or substantially all of its properties or assets; or the assignment by ROI of this Agreement and the performance of its obligations hereunder to any successor in interest, parent, subsidiary or affiliate.

            10.2 BINDING AGREEMENT. Subject to Section 10.1, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

            10.3 AMENDMENT. No change or modification of this Agreement shall be valid or binding



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upon the parties unless and until the same is in writing and signed by both parties.

            10.4 NOTICE. Any notice to be provided pursuant to this Agreement shall be in writing and shall be provided by hand delivery or certified mail, return receipt requested to the addresses listed below or to such other address as may have been furnished to the other party in writing:





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                  Notices to ROI:        Response Oncology, Inc.
                                         1805 Moriah Woods Boulevard
                                         Memphis, Tennessee 38117
                                         Attn: Chief Executive Officer

                  Notices to Employee:   Nelson Braslow, M.D.

                  Any notice provided pursuant to this Agreement shall be effective as of the earlier of the date received or within three (3) business days after mailing by certified mail, return receipt requested. Either party, by written notice to the other party, may change the address, persons, or entities to whom notice is to be provided.

         10.5 HEADINGS. The headings, captions, and titles appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of the Agreement or any paragraph or provision therein.

         10.6 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of this Agreement. Further, neither party shall be deemed to have waived any provision of or right under this Agreement unless such waiver is set forth in writing signed by the party against whom waiver is asserted. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

         10.7 SEVERABILITY. If any one or more of the provisions of this Agreement is ruled to be wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the Court or other government body is authorized to amend and to reform the provision(s) to the minimum extent necessary to render it valid and enforceable in conformity with the parties' intent as manifested in this Agreement and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principal of law or equity.

         10.8 APPLICABLE LAW. The construction, interpretation, and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the State of Tennessee, without reference to Tennessee's choice of law or conflict of law provisions or principles.

         10.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supercedes any prior written or oral agreement pertaining to the subject matter hereof. No change or modification of this Agreement shall be valid or binding upon the parties unless and until the same is in writing and signed by the party against whom enforcement of such change or modification is sought.

         10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 COVENANTS AND UNDERTAKINGS OF SECTIONS 5 AND 8; INJUNCTIVE RELIEF FOR BREACH OR THREATENED BREACH. The covenants and undertakings of Executive in Sections 5 and 8 are essential elements of this Agreement, and without Executive's agreement to comply with such covenants, ROI would not have employed him and entered into this Agreement. ROI and Executive have independently consulted their respective counsel and have been




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advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by ROI. Executive's covenants and agreements in Sections 5 and 8 are independent covenants and the existence of any claim against ROI by Executive under this Agreement or otherwise will not excuse Executive's breach of any covenant or agreement in Section 5 or 8. The parties agree that in the event of any breach or threatened breach of any of the covenants or undertakings of Sections 5 or 8, the damage or imminent damage to the value and goodwill of ROI's business will be irreparable and extremely difficult to estimate, making any remedy at law or in monetary damages inadequate. Accordingly, the parties agree that ROI shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any such provisions by Executive, in addition to any other relief (including damages) available to ROI under this Agreement or under applicable law.

         10.12 EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that the execution and delivery of this Agreement by Executive do not, and the performance by Executive of his obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.


         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.



RESPONSE ONCOLOGY, INC.                EXECUTIVE

Signature: /s/ Anthony LaMacchia       Signature: /s/ Nelson Braslow, M.D.
          -------------------------              ------------------------------
Name:     Anthony LaMacchia            Name:     Nelson Braslow, M.D.
Title:    Chief Executive Officer

Date:     August 7, 2000               Date:     August 9, 2000
          -------------------------              -------------------------------





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




                             RESPONSE ONCOLOGY, INC.

                 EMPLOYMENT AGREEMENT FOR CHIEF MEDICAL OFFICER

ADDITIONAL BENEFITS - EXHIBIT A

This policy was adopted by ROI on July 1, 2000 and as such the draft is being reviewed and the formal text will be finalized within the next two weeks. The significant elements of the policy are the following:

      - Executives will take time off for vacation, sick, holiday, education, etc. in accordance with their responsibilities and work schedule, however there is no specific minimum or maximum time allotted. Vacation request time exceeding four weeks in a twelve month period will require the approval of the CEO.
      - No specific for sick time, however disabilities will be coordinated with our disability plan.
      - No time will accrue for vacation, holiday, or sick and as such no pay-outs will occur annually or at time of separation.

The spirit of the policy is to allow the executive flexibility and to minimize the record keeping.






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                             RESPONSE ONCOLOGY, INC.

                 EMPLOYMENT AGREEMENT FOR CHIEF MEDICAL OFFICER

ADDITIONAL BENEFITS - EXHIBIT B

Certain expenses incurred by the Executive for licensure, professional dues and subscriptions to professional publications may be reimbursed by the Company. Subject to the restrictions herein noted and the Company's general guidelines for expense reimbursement, such reimbursement(s) will be paid directly to the Executive upon submission of a properly completed expense report.

Licensure - The Company will reimburse the Executive for the fee associated with renewing/maintaining his medical license in one state.

Board re-certification - If the Company requires the Executive to maintain a Board certification, the Company will reimburse the Executive for reasonable expenses associated with the re-certification process. In any event, Executive will be entitled for reimbursement of one board re-certification of his choice.

Continuing Education - The Company will reimburse expenses for continuing medical education as long as the Executive exercises reasonable discretion in course selection. That is, the Executive is expected to choose courses that relate specifically to the Company's business and to exercise prudent judgement in selecting courses with respect to geographic location. The calendar year limitation is $4,000.00 that shall include associated airfare, hotel and incidental expenses.

Professional Association Dues - Subject to the approval of the Chief Executive Officer or his designee, dues for three professional associations specifically related to the Company's business may be reimbursed up to a combined annual limit of $1,000.00.

Professional Journals and Books - The Executive can subscribe to professional journals that specifically relate to the Company's business. The calendar year limitation is $1,000.00. Note: If the publication is already part of our clinical library of shared corporate resources and the Executive chooses to have his own subscription, reimbursement may not be available.




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